EXHIBIT 5

                                October 14, 1997

Texas Petrochemical Holdings, Inc.
Three Riverway, Suite 1500
Houston, TX  77056

Ladies and Gentlemen:

We have acted as counsel to Texas Petrochemical Holdings, Inc., a Delaware corporation (the "Company"), in connection with the issuance by the Company of $57,650,103.55 aggregate principal amount at final maturity of 13.5% Senior Discount Notes due 2007 (the "Discount Notes"). The Company has agreed to file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), to be used by The Huff Alternative Income Fund, L.P., the sole holder of the Discount Notes, in connection with its sale from time to time of the Discount Notes.

We have examined originals or copies certified by officers of the Company of (a) the Indenture dated as of July 1, 1996 (the "Indenture"), by and between the Company, TPC Holding Corp. and Fleet National Bank, as Trustee (the "Trustee"), pursuant to which the Discount Notes were issued, (b) the Certificate of Incorporation, as amended, of the Company, (c) the Bylaws, as amended, of the Company, (d) certain resolutions adopted by the Board of Directors of the Company, and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed the due authorization, execution and delivery of the Indenture by a duly authorized officer of the Trustee.
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Texas Petrochemical Holdings, Inc.
October 14, 1997
Page 2

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

      2. the Discount Notes have been validly authorized and issued, and are legally binding obligations of the Company entitled to the benefits of the Indenture.

We advise you that members of this firm own less than 0.5% of the outstanding common stock of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations issued thereunder.

                                      Very truly yours,

                                      Bracewell & Patterson, L.L.P.